Exhibit 12.1

	JinkoSolar Holding Inc.
	Ratio of Earnings to Fixed Charges
	Year ended December 31,
	2008	2009	2010	2011	2012
	(In thousands of RMB, except percentage)
Computation of Earnings:

Income (loss) before income taxes and non-controlling interest	220,119	84,068	1,028,004	354,399	(1,552,717)
Fixed charges	7,181	32,618	70,426	206,160	251,549
Amortization of capitalized interest	-	1	94	205	480
Non-controlling interest in pre-tax loss (income) of subsidiaries that have not incurred fixed charges	(719)	-	-	23	1,661
Less: capitalized interest	-	193	2,147	3,505	7,508
Total	226,581	116,494	1,096,377	557,282	(1,306,535)

Computation of Fixed Charges:
Interest expenses	6,562	31,330	66,794	200,824	241,178
Interest capitalized	-	193	2,147	3,505	7,508
Estimated interest component of rental expense	619	1,095	1,485	1,831	2,863
Total Fixed Charges	7,181	32,618	70,426	206,160	251,549

Ratio of Earnings to Fixed Charges	31.55	3.57	15.57	2.70	-

Insufficient Coverage	-	-	-	-	1,558,084

	JinkoSolar Holding Inc.
	Ratio of Earnings to Combined Fixed Charges and Perferred Dividends
	Year ended December 31,
	2008	2009	2010	2011	2012
	(In thousands of RMB, except percentage)
Computation of Earnings:

Income (loss) before income taxes and non-controlling interest	220,119	84,068	1,028,004	354,399	(1,552,717)
Fixed charges	7,181	32,618	70,426	206,160	251,549
Amortization of capitalized interest	-	1	94	205	480
Non-controlling interest in pre-tax loss (income) of subsidiaries that have not incurred fixed charges	(719)	-	-	23	1,661
Less: capitalized interest	-	193	2,147	3,505	7,508
Total	226,581	116,494	1,096,377	557,282	(1,306,535)

Computation of Combined Fixed Charges and Perferred Dividends:
Interest expenses	6,562	31,330	66,794	200,824	241,178
Interest capitalized	-	193	2,147	3,505	7,508
Estimated interest component of rental expense	619	1,095	1,485	1,831	2,863
Total Fixed Charges	7,181	32,618	70,426	206,160	251,549
Preferred shares accretion	24,487	74,135	30,913	-	-
Total Combined Fixed Charges and Perferred Dividends	31,668	106,753	101,339	206,160	251,549

Ratio of Earnings to Combined Fixed Charges and Perferred Dividends	7.15	1.09	10.82	2.70	-

Insufficient Coverage	-	-	-	-	1,558,084